UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) - April 18, 2005

IMCOR PHARMACEUTICAL CO.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6175 Lusk Boulevard
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 410-5601

(Registrants' telephone number, including area code)

 (Former name or former address, if changed since last report)

Item 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

As reported in IMCOR Pharmaceutical Co.’s (the “Company”) Form 10-KSB for the 2004 fiscal year, at the Company’s current rate of spending and without additional funds, the Company will not be able to continue its current level of operations beyond April 2005. On April 18, 2005 the Company’s board of directors implemented a cost reduction plan which involves the lay-off of a majority of the full-time employees and part-time employees or consultants who perform administrative support, manufacturing and related functions. In addition, a limited number of full-time employees will be transferred to part-time positions to assist the Company with the actions necessary to curtail its operations. The Company estimates that it will incur approximately $35,000 to $70,000 of one-time termination costs associated with this cost reduction plan (primarily severance pay) that will be paid in the second quarter of 2005.

The Company plans to temporarily suspend its manufacturing operations. The Company currently has sufficient stock of Imagent available to meet its sales and clinical trial needs. Manufacturing operations could resume in the future if circumstances require and sufficient funding becomes available. The remaining staff will maintain the facilities, conduct clinical trials, and perform the necessary administrative corporate functions.

The Company will continue to pursue its efforts to protect its assets through its patent infringement, trade secret misappropriation and antitrust litigation against Amersham Health, Inc. and two of its affiliates. In addition, the Company will consider its alternatives with respect to efforts to raise additional funds for its operating and development plans and may make further adjustments to such plans, as necessary. Among the alternatives that the Company may consider is a further reduction in employees and consultants, the sale or license of some or all of its assets, a merger or other material transaction.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

IMCOR PHARMACEUTICAL CO.

Dated: April 19, 2005	By:	/s/ Taffy J. Williams
Taffy J. Williams, Ph.D.
President and Chief Executive Officer